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
Pricing Supplement dated June 29, 1999                            Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000         Trade Date: June 29, 1999
Issue Price:  100%                      Original Issue Date: July 6, 1999
Interest Rate: 5.76%                    Net Proceeds to Issuer:  $100,000,000
Interest Payment Date: July 6, 2000     Principal's Discount or
Stated Maturity Date: July 6, 2000       or Commission: 0.00%


________________________________________________________________________________




Day Count Convention:
     [ ]  30/360 for the period from              to
     [x]  Actual/360 for the period from        July 6, 1999 to July 6, 2000
     [ ]  Other (see attached)                    to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                                Goldman, Sachs & Co.



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                         ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

     Under the terms of and subject to the conditions of a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "Agreement"), Goldman, Sachs & Co., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Goldman, Sachs & Co. proposes to offer the Notes at an initial public offering price of 100% of the principal amount thereof. After the Notes are released for sale to the public, the offering price may from time to time be varied by Goldman, Sachs & Co.

     Under the terms and conditions of the Agreement, Goldman, Sachs & Co. is committed to take and pay for all of the Notes offered hereby if any are taken.